Exhibit 18.1

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 13, 2008

Newtek Business Services, Inc.

1440 Broadway, 17th Floor

New York, NY 10018

Dear Sirs/Madams:

As stated in Note 2 to the financial statements of Newtek Business Services, Inc. (the “Company”) for the three months ended March 31, 2008, the Company changed its method of accounting with respect to timing of recognition for loan sales from settlement date to trade date. As stated in Note 2, the newly adopted accounting principle is preferable in the circumstances because it more closely aligns the business reality at the trade date with the criteria for recognizing a transfer of a financial asset as set forth in paragraph 9 of Statement of Financial Accounting Standards No. 140. “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—A Replacement of FASB Statement 125”. At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the Public Company Accounting Oversight Board has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle described in Note 2 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable. Because we have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, we express no opinion on the financial statements for the three months ended March 31, 2008.

Very truly yours,

/s/ J.H. Cohn LLP